Exhibit 3(ii)
By-Law Amendment
Section 3.2 of the Amended and Restated By-Laws of Brantley Capital Corporation is amended to read as follows:
     Section 3.2. Number of Directors. The number of directors of the Corporation shall be as set from time to time by the Board of Directors, but never less than one.